UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2007

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)
Delaware	000-50831	63-0589368

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 Fifth Avenue North Birmingham, Alabama	35203

(Address of Principal Executive Offices)	(Zip Code)

(205) 944-1300

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

Employment and Change in Control Arrangements

The senior executive officers and other key officers of Regions Financial Corporation (“Regions”) who were officers of AmSouth Bancorporation (“AmSouth”) prior to its merger with Regions had agreements that provided them protections in the event of a change in control of AmSouth. At the time the merger agreement was signed, however, C. Dowd Ritter waived the protection of his agreement with respect to specifics of the Regions-AmSouth merger. Mr. Ritter was the Chief Executive Officer of AmSouth at the time of the Regions-AmSouth merger and is currently the Chief Executive Officer of Regions.

In order to encourage the retention of legacy AmSouth officers and ensure they remain focused on the business of Regions and as consideration for the legacy AmSouth officers’ agreement to terminate their existing agreements, Regions has initiated a restricted stock unit program that it has designated the “Retention RSU Program” and a cash bonus program for more junior personnel. Accordingly, many of the legacy AmSouth officers have agreed to terminate their existing agreements and to enter into new agreements that provide for the issuance of Retention RSU awards (or, in some cases, a cash bonus or a combination of a Retention RSU award and a cash bonus) and more limited protection in the event of a future change in control of Regions. In addition, for legacy AmSouth officers who are participants in the AmSouth Supplemental Executive Retirement Plan, Regions has agreed to preserve the enhanced benefit the officers would have received under their pre-existing agreements. The Retention RSU awards are being granted under the existing AmSouth 2006 Long Term Incentive Compensation Plan.

Mr. Ritter is also participating in the Retention RSU Program and agreed to terminate his existing employment agreement. On October 1, 2007, Mr. Ritter received a grant of 404,984 Retention RSUs. However, Mr. Ritter is not entering into a new agreement that provides protection in the event of a future change in control of Regions. As part of the termination of Mr. Ritter’s agreement, Regions preserved Mr. Ritter’s post-employment non-competition and non-solicitation restrictions as well as his existing retirement benefits (these benefits did not include any enhancement as a result of Regions-AmSouth merger) and his existing protection against any future golden-parachute excise tax.

Additional Detail Regarding Participating Legacy AmSouth Officers
The following will be implemented with respect to the legacy AmSouth officers participating in the Retention RSU Program:

  Regions has agreed to grant to the executive officer a specified number of restricted stock units under the AmSouth 2006 Long Term Incentive Compensation Plan or a cash bonus or a combination of restricted stock units and a cash bonus. The restricted stock units will have 5-year cliff vesting, with accelerated vesting in the event of death, disability, retirement, involuntary termination without cause or a future change in control of
Regions. The cash bonus will be payable on January 15, 2008, provided the recipient is still employed by Regions on that date or in the event of death or disability or involuntary termination without cause prior to that date.

  For participating legacy AmSouth officers (other than Mr. Ritter), the new agreement provides for more limited protections in the event a future change in control of Regions occurs.
Each agreement has a term through December 31, 2009 that automatically renews unless Regions provides 60 days advance notice of its intent not to renew the term. If a change in control occurs during the term there will be a two-year protection period. If Regions terminates the executive officer’s employment other than for cause, or if the officer resigns for good reason during this protection period, Regions must pay him accrued compensation and benefits plus an amount equal to a multiple of the sum of his base salary (based on the greater of his base salary immediately before the change in control and his base salary upon termination) and annual bonus (based on the greater of his average annual bonus for the three full fiscal years immediately before the change in control and his target annual bonus for the fiscal year of termination). If the executive officer’s employment is terminated by Regions for cause, or by reason of the officer’s death, disability, or resignation other than for good reason, Regions’ liability is limited to accrued compensation and benefits. If any payment under a new change in control agreement causes the executive officer to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then Regions will make an additional payment sufficient to cover the excise tax plus all income and excise tax imposed on such additional payment.

  The new change in control agreements for a limited number of the legacy AmSouth officers also maintain the enhanced SERP benefits the officers would have received under the pre-existing agreements. The enhanced benefit provides a minimum percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. Eligible participants generally vest in this enhanced benefit only after 10 years of service and the attainment of age 60, except in the case of death, disability or change-in-control.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

        The following exhibits are filed herewith:

EXHIBIT No.	DESCRIPTION OF EXHIBIT

10.1	Letter Agreement re: Termination of Employment Agreement, dated as of October 1, 2007, by and between Regions Financial Corporation and C. Dowd Ritter

10.2	Letter Agreement re: Supplemental Retirement Agreement, dated as of October 1, 2007, by and between Regions Financial Corporation and C. Dowd Ritter

10.3	Form of Change in Control Agreement

99.1	Form of Retention RSU Award Notice

99.2	Form of Retention RSU Award Agreement

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION (Registrant)
By:	/s/ John D. Buchanan
John D. Buchanan Executive Vice President & General Counsel

Date: October 3, 2007